Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Details of Quarterly Stockholder Conference Call

PHILADELPHIA, PA, May 23, 2011 – FS Investment Corporation (“FSIC”), a business development company focused on investing in the debt securities of private U.S. companies, provides an overview of its operating results for the quarter ended March 31, 2011. As previously announced, FSIC will hold its first quarter investor update conference call at 2:00 p.m. EDT on Tuesday, May 24, 2011 to discuss these results.

Financial Highlights

•
FSIC raised gross proceeds of approximately $199.3 million during the first quarter of 2011, and total gross proceeds since commencing its continuous public offering of approximately $757.1 million through May 13, 2011.

•	During the quarter ended March 31, 2011, FSIC’s portfolio generated:

•	Total GAAP basis net investment income of approximately $6.0 million, or $0.12 per share;

•
Total gains and appreciation of approximately $16.3 million, or $0.33 per share, consisting of net realized gains of approximately $5.7 million, or $0.11 per share, and net unrealized total appreciation on investments of approximately $10.6 million, or $0.22 per share; and

•	A GAAP total return of 4.81%.

•	During the first quarter of 2011, FSIC increased it public offering price three times and paid out cash distributions to investors totaling $0.19 per share.

•
Pursuant to its share repurchase program, during the first quarter of 2011, FSIC repurchased 99,633 shares of common stock.  Such shares were repurchased at a price of $9.59 per share for aggregate consideration of approximately $955,000.

Recent Notable Announcements

•
Due to strong portfolio performance, FSIC announced two special, one-time cash distributions in April totaling $0.07 per share and a special, one-time cash distribution of $0.01 per share in May. In April 2011, FSIC announced an increase in its annual distribution yield from 7.18% to 7.5% (based on the current public offering price of $10.75 per share) beginning with FSIC’s regular semi-monthly distributions scheduled to be paid in May 2011.

FSIC’s Chairman and Chief Executive Officer, Michael C. Forman, commented, “FSIC's strong first quarter performance confirms our view that despite tightening market conditions, a well-managed private loan fund can deliver exceptional results for its investors. In the first quarter, we increased the public offering price three times.  Looking forward, we are confident that we will continue to benefit from the proprietary deal flow accessed through our sub-adviser, GSO / Blackstone.  We are excited about the attractive proprietary transactions we have been seeing in recent weeks, and we expect that these deals will be an important source of returns going forward. We encourage investors to join us on our upcoming investor call to further discuss our quarterly performance.”

“Finally, we would like to thank our stockholders and their financial advisors for investing with us.  You should know that your continued trust and support is deeply appreciated.”

“Please join me and our team on Tuesday, May 24th at 2:00 p.m. EDT as we discuss our first quarter performance as well as our outlook for the months ahead.”

Investor Update Call
FSIC will hold its first quarter investor update call on Tuesday, May 24, 2011, at 2:00 p.m. EDT.  In order to participate, interested parties should dial (888) 674-0224 at least 10 minutes prior to the beginning of the conference call. A live webcast and a subsequent archive of the call for replay will be available. Links for these can be found under the “Investor Relations” section of FSIC’s website (http://www.fsinvestmentcorp.com), and will be available for a period of 30 days following the call.

Other Information
The information in this press release is summarized and should be read in conjunction with FSIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, which was filed with the Securities and Exchange Commission on May 16, 2011. A copy of FSIC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 can be found on FSIC’s website at http://www.fsinvestmentcorp.com and the Securities and Exchange Commission’s website at www.sec.gov.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FSIC.  Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission.  FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners (“Franklin Square”), is a publicly registered, non-traded business development company (“BDC”).  A BDC such as FSIC is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class.  FSIC focuses primarily on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors.  FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”).  GSO, with approximately $31.5 billion in assets under management together with certain of its affiliates as of March 31, 2011, is the credit platform affiliate of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square is a national sponsor and distributor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.